Exhibit 99.1

Press Release	Source: Kentucky USA Energy, Inc.

Kentucky USA Energy, Inc. Announces Test Results on 2 Wells
Monday February 2, 9:15 am ET

LONDON, Ky.--(BUSINESS WIRE)--Kentucky USA Energy, Inc. (OTCBB: KYUS - News), an early stage natural gas exploration and production company, announced today that four point flow tests have been completed at two of its wells, Walker #1 and Francis Grace #2. These tests originally scheduled for mid December but delayed due to weather and scheduling, were completed by an independent gas analysis engineering company that was retained by Kentucky USA Energy.

Walker #1 yielded an absolute open flow rate of 111 Mcf (thousand cubic feet) per day. This well was drilled to a total depth (“TD”) of 2,430 feet. Shut in pressures built to approximately 753 psi. Francis Grace #2 yielded an absolute open flow rate of 100 Mcf per day. This well was drilled to a TD of 2,340 feet. Shut in pressures built to approximately 721 psi.

The four point flow test for each of these two wells was conducted with various orifices to establish the largest flow at the lowest surface pressure. The engineering company reported that flow volumes on each orifice were generally the same for all the various orifices used.

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing independent energy company with, it believes, the experience and technological expertise to develop its gas resources in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling and distribution agreements, the continued commitment of drill rig operators and future economic conditions and energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

Contact:
Kentucky USA Energy, Inc.
Steven Eversole, CEO, 606-878-5987
or
Investor Relations
Corporate Evolutions, Inc.
Ph: 516-482-0155
Toll Free: 877-482-0155
info@corporateevolutions.com